SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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GRILL CONCEPTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GRILL CONCEPTS, INC.

11661 San Vicente Blvd., Suite 404

Los Angeles, California 90049

April 27, 2007

Dear Stockholder:

We cordially invite you to attend our 2007 annual meeting of stockholders, which will be held at 10:00 a.m. on Wednesday, June 20, 2007 at the Daily Grill in Santa Monica at 2501 Colorado Avenue – B-190, Santa Monica, CA 90404.

At this year’s annual meeting, the agenda will include the election of directors, the ratification of the selection of our independent registered public accounting firm for fiscal 2007 and the transaction of such other business as may properly come before the meeting or any adjournment thereof. Please refer to the enclosed proxy statement for detailed information on each of these proposals and other important information about Grill Concepts.

We hope you will be able to attend the annual meeting, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please complete, sign and return your proxy, or vote by telephone or via the Internet according to the instructions on the proxy card, so that your shares will be voted at the annual meeting.

Sincerely,

Michael Weinstock

Chairman of the Board

GRILL CONCEPTS, INC.

11661 San Vicente Blvd., Suite 404

Los Angeles, California 90049

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

June 20, 2007

Dear Stockholder:

The annual meeting of stockholders of Grill Concepts, Inc. will be held at 10:00 a.m. on Wednesday, June 20, 2007, at the Daily Grill in Santa Monica at 2501 Colorado Avenue – B-190, Santa Monica, CA 90404. The purpose of the annual meeting is to:

1. Elect seven directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

2. Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the 2007 fiscal year.

3. Transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 20, 2007 will be entitled to vote at the annual meeting and any and all adjourned sessions thereof. Our stock transfer books will remain open.

To ensure that your vote is recorded promptly, please vote as soon as possible. If you are a stockholder of record, please complete, sign and mail the proxy card in the enclosed postage-paid envelope. If your shares are held in “street name”, that is held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

Michael Weinstock

Chairman

Los Angeles, California

April 27, 2007

GRILL CONCEPTS, INC.

11661 San Vicente Blvd., Suite 404

Los Angeles, California 90049

PROXY STATEMENT

Our board of directors is soliciting your proxy for the annual meeting of stockholders to be held at the Daily Grill in Santa Monica at 2501 Colorado Avenue – B-190, Santa Monica, CA 90404, on Wednesday, June 20, 2007 at 10:00 a.m. and at any and all adjourned sessions of the annual meeting.

We are mailing our annual report for the fiscal year ended December 31, 2006, to our stockholders with this notice and proxy statement (including the form of proxy) on or about May 4, 2007.

Record Date and Quorum Requirements

Only stockholders of record at the close of business on April 20, 2007 will be entitled to vote at the annual meeting. The majority of the shares of common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy to have a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy (including shares which abstain, withhold the vote or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists for a matter presented at the annual meeting. At the close of business on April 20, 2007, we had 6,422,916 shares of common stock issued and outstanding.

Voting Your Shares and Votes Required

Your vote is very important. If you do not vote your shares, you will not have an impact with respect to the issues to be voted on at this annual meeting. In addition, banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals.

The holders of all outstanding shares of Common Stock are entitled to one vote for each share of Common Stock registered in their names on the books of the Company at the close of business on the record date. Additionally, every stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder as of the record date, or distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.

In order to be elected as directors, each of the nominees for director must receive a plurality of the votes cast at the annual meeting. Ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the 2007 fiscal year will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the annual meeting.

Shares that abstain from voting on a particular proposal, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares on a particular proposal, will not be counted as votes “in favor” of such proposal, and will also not be counted as votes cast or shares voting on that proposal. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a proposal that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a proposal. However, abstentions are considered to be present or represented in determining whether a quorum exists on a given matter.

Submitting Your Proxy

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the director nominees; and

•	FOR the ratification of the selection of Moss Adams LLP as our registered public accounting firm.

To ensure that your vote is recorded promptly, please vote as soon as possible. To vote by proxy, please complete, sign and mail the proxy card in the enclosed postage-paid envelope.

Stockholders that attend the annual meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in “street name” and you want to attend the annual meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on the record date. If you want to vote shares that are held in “street name” or are otherwise not registered in your name, you will need to obtain a “legal proxy” from the holder of record and present it at the annual meeting.

Revoking or Changing Your Proxy

You may revoke or change your proxy at any time before it is voted. For a stockholder “of record”, meaning one whose shares are registered in his or her own name, to revoke or change a proxy, the stockholder may follow one of the procedures listed below.

•	submit another properly signed proxy, which bears a later date;

•	deliver a written revocation to our corporate secretary; or

•	attend the annual meeting or any adjourned session thereof and vote in person.

If you are a beneficial owner of our common stock, and not the stockholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the stockholder of record directly for more information on these procedures.

Other Information

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may solicit proxies personally or by telephone, e-mail or other means.

Our Annual Report on Form 10-K for the year ended December 31, 2006, which is not part of the proxy soliciting materials, is included with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of our shares of common stock beneficially owned as of April 20, 2007 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current directors and executive officers of the company as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of April 20, 2007 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after April 20, 2007 are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of April 20, 2007, there were 6,422,916 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Eaturna LLC (1)	923,873	(1)	14.4%
Robert Spivak* (2)	551,091	(3)	8.4%
Michael Weinstock* (2)	514,565	(4)	8.0%
Keith Wolff (5)	361,005	(6)	5.6%
Lewis Wolff (5)	330,790	(7)	5.1%
Aaron Ferrer (8)	410,024		6.4%
Mackenzie Financial Corp (9)	349,377	(10)	5.4%
Stephen Ross*	184,204	(11)	2.9%
Philip Gay*	21,400	(12)	†
Glenn Golenberg*	63,375	(13)	†
John Sola	57,934	(14)	†
Louie Feinstein	13,186	(15)	†
Bruce Schwartz*	19,250	(16)	†
Richard Dantas*	6,250	(17)	†
Wayne Lipschitz	0		0
Robert Fell (18)	0		0
All directors and executive officers as a group (10 persons)	1,431,255	(19)	21.3%

*	Director of our company

†	Less than 1% of the shares of total common stock outstanding as of April 20, 2007.

(1)	Address is 8635 Kittyhawk Avenue, Los Angeles, CA 90045. Based upon information regarding Grill Concepts, Inc. holdings reported on a Schedule 13D filed with the SEC on March 15, 2007 by Eaturna LLC,

Eaturna Holdings LLC, Good Tasting LLC, Lori A. Milken and Michael R. Milken. All shares are held of record by Eaturna LLC. Eaturna Holdings LLC and Good Tasting LLC have the power to elect a majority of the board of directors of Eaturna LLC. Lori A. Milken may be deemed the controlling person of Eaturna Holdings LLC, Good Tasting LLC and Eaturna LLC. Michael R. Milken is the spouse of Lori A. Milken and, as such, may be deemed to share the power to vote and dispose of the shares over which Mrs. Milken is deemed to hold control. Mr. Milken disclaims any beneficial interest in the shares.

Eaturna LLC acquired the shares indicated from Starwood Hotels and Resorts Worldwide, Inc. on March 6, 2007 pursuant to the terms of a Subscription Agreement under which Starwood contributed the shares plus cash in exchange for 6,085 Preferred B Units of Eaturna. Under the terms of the Subscription Agreement, Starwood also transferred to Eaturna LLC certain rights under a Development Agreement and various other agreements between Starwood and Grill Concepts pursuant to which certain warrants to purchase Grill Concepts common stock may be issued from time to time in the future.

The Subscription Agreement provides that in the event Eaturna is deemed to have become the owner of 15% or more of our outstanding voting stock without having first obtained the approval of our Board of Directors, Starwood will, upon the request of Eaturna, immediately purchase such number of the securities, or accept a reassignment of some or all of the ancillary rights as is necessary to cause Eaturna to own less than 15% of our outstanding voting stock. The Subscription Agreement further provides that if Eaturna proposes to sell all or substantially all of its assets, which includes the shares acquired from Starwood, to certain designated parties, Starwood has the first right to purchase the offered assets upon the terms of the sale proposed by Eaturna. The Subscription Agreement further provides that if, within a year of the execution of the Subscription Agreement, one of the Company’s liquidity events, as designated therein, occurs or is announced, Eaturna will issue additional Preferred B Units to Starwood if other specified conditions are met.

(2)	Address is 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049.

(3)	Excludes certain shares held by Mr. Spivak’s spouse, children and certain trusts for the benefit of family members. Mr. Spivak disclaims any beneficial interest in such shares. Includes 125,000 stock options that may be exercised within 60 days of April 20, 2007.

(4)	Excludes certain shares held by Mr. Weinstock’s spouse, children and certain trusts for the benefit of family members. Mr. Weinstock disclaims any beneficial interest in such shares.

(5)	Address is 11828 La Grange Avenue, Los Angeles, California 90025.

(6)	Includes (a) 234,875 shares of common stock held by Keith Wolff, as Trustee of The Keith M. Wolff 2000 Irrevocable Trust, and (b) 126,130 shares of common stock held by KMWGEN Partners, of which Mr. Wolff is the general partner. Mr. Wolff has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, the securities beneficially owned by Mr. Wolff, other than the securities owned by KMWGEN Partners, as to which Mr. Wolff shares power with his father, Lewis Wolff. The information set forth herein is based, in part, on Amendment No. 1 to the Schedule 13D dated July 27, 2001 filed by Mr. Wolff with the Securities and Exchange Commission, in part, on information contained in the company’s transfer records, and, in part, information reflected in Schedule 13D described in note (7) below.

(7)

Includes (a) 79,660 shares of common stock held directly, (b) 126,130 shares of common stock held by KMWGEN Partners, and (c) 125,000 shares issuable upon conversion of 500 shares of Series II Convertible Preferred Stock, held by KMWGEN Partners. The Series II Convertible Preferred Stock is convertible commencing June 24, 1998 into a number of shares determined by dividing $1,000 per share by the greater of $4.00 or 75% of the average closing price of the company’s Common Stock over the five trading days immediately preceding conversion, but not higher than $10.00. For purposes hereof, the number of shares shown as being issuable upon conversion of the Series Convertible Preferred Stock is based on a conversion price of $4.00, the minimum conversion price of the Series II convertible Preferred Stock. Mr. Wolff, as Trustee of the Wolff Revocable Trust of 1993, may be deemed to be the beneficial owner of all such securities. Mr. Wolff has the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, all the shares beneficially owned by Mr. Wolff, other than 126,130 shares beneficially owned by KMWGEN Partners, of which Mr. Wolff and his son, Keith M. Wolff, are the general partners. The information set forth herein is based, in part, on Amendment No. 5 to the Schedule 13D dated March 1, 2003 filed by Mr. Wolff with the Securities and Exchange Commission on April 9, 2003 and, in part, on information contained in the company’s transfer records.

(8)	Address is 1 Homs Court, Hillsborough, California 94010.

(9)	Address is 150 Bloor Street West, Suite M111, Toronto, Ontario M5S 3B5.

(10)	The information set forth herein is based on the Schedule 13G filed by Mackenzie Financial Corp with the Securities and Exchange Commission on February 14, 2007.

(11)	Includes (a) 138,167 shares of common stock held by Stephen Ross and Rachel Ross as co-trustees of the Ross Family Trust, (b) 11,037 shares of common stock held by the Mazel Trust of which Stephen Ross is the co-trustee, and (c) 35,000 stock options that may be exercised by Mr. Ross within 60 days of April 20, 2007.

(12)	Includes 21,400 stock options that may be exercised by Mr. Gay within 60 days of April 20, 2007.

(13)	Includes 41,500 stock options that may be exercised by Mr. Golenberg within 60 days of April 20, 2007.

(14)	Includes 49,750 stock options that may be exercised by Mr. Sola within 60 days of April 20, 2007.

(15)	Includes 12,800 stock options that may be exercised by Mr. Feinstein within 60 days of April 20, 2007.

(16)	Includes 19,250 stock options that may be exercised by Mr. Schwartz within 60 days of April 20, 2007.

(17)	Includes 6,250 stock options that may be exercised by Mr. Dantas within 60 days of April 20, 2007.

(18)	Mr. Fell is a nominee for election as a director. Mr. Fell serves as Chairman of Eaturna LLC. Mr. Fell disclaims beneficial ownership of any shares held by Eaturna and all such shares are excluded from the shares indicated as owned by Mr. Fell.

(19)	Includes 310,950 stock options that may be exercised by directors and executive officers, as a group, within 60 days of April 20, 2007.

PROPOSAL I

ELECTION OF DIRECTORS

The first proposal to be voted on is the election of seven directors. The Board’s nominees are Robert Spivak, Michael Weinstock, Philip Gay, Glenn Golenberg, Stephen Ross, Robert Fell and Bruce Schwartz. Each of the nominees, except Mr. Fell, is currently serving as a director of the company. If elected, each of the nominees will serve a one-year term and will be subject to reelection next year along with the other directors.

Biographical information about each of the nominees is included below. There are no family relationships among any of our directors, nominees for director and executive officers.

The Board of Directors has no reason to believe that any nominee will be unable to serve or decline to serve as a director if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

In accordance with the company’s bylaws, directors are elected by a plurality vote of shares represented and entitled to vote at the meeting. That means the seven nominees will be elected if they receive more affirmative votes than any other nominees. In accordance with applicable law, in electing directors, stockholders may cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder as of the record date, or distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.

Director Nominees

Robert Fell Age: 64 Nominee	Mr. Fell has served as Chairman of Eaturna LLC, a natural foods company, since November 2005. Previously, Mr. Fell has been both a venture capitalist and entrepreneur. From 1995 to 1998, Mr. Fell served as Chairman and CEO of Archon Communications, Inc. From 1998 to 2002, Mr. Fell served as Chairman and CEO of Youbet.com.

Philip Gay Age: 49 Director since 2006	Mr. Gay has served as our President and Chief Executive Officer, and as a director, since July 2006. Previously, Mr. Gay served as Executive Vice President and Chief Financial Officer from July 2004 until his promotion in 2006. From March 2000 until he joined Grill Concepts in July 2004, Mr. Gay served as Managing Director of Triple Enterprises, a business advisory firm that assisted mid-cap sized companies with financing, mergers and acquisitions, franchising and strategic planning. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy. Previously he served as Chief Financial Officer for California Pizza Kitchen (1987 to 1994), Chief Financial Officer and Interim Chief Executive Officer for Wolfgang Puck Food Company (1994 to 1996), Chief Executive Officer for Color Me Mine and held various Chief Operating Officer and Chief Executive Officer positions with Diversified Food Group from 1996 to 2000. Mr. Gay is also on the Board of Motor Car Parts of America, a publicly traded company that remanufactures starters and alternators, and on the Board of The California Restaurant Association. He is a Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics.

Glenn Golenberg Age: 66 Director since 1995	Mr. Golenberg is a Managing Director of Golenberg & Company, formed in 1978, and The Bellwether Group, LLC, merchant banking firms that invest in and provide consulting and financial advisory services to a broad range of businesses. Prior to forming Golenberg & Company, Mr. Golenberg served in various research and management positions in the investment banking industry from 1966 to 1978. Previously, Mr. Golenberg was a CPA with Arthur Andersen & Co.

Stephen Ross Age: 58 Director since 2001	Mr. Ross is a consultant to the entertainment and related industries. From 1989 to 2001, Mr. Ross served as Executive Vice President—Special Projects for Warner Bros. Previously, Mr. Ross served as Senior Vice President and General Counsel for Lorimar Telepictures Corporation, and its predecessors, from 1981 to 1989.

Bruce Schwartz Age: 67 Director since 2004	Mr. Schwartz served, from 1989 until his retirement in 2003, in various executive capacities with Sysco Food Services of Los Angeles, Inc., a major food services company and subsidiary of NYSE traded Sysco Corporation. From 1989 to 1996, Mr. Schwartz served as President and Chief Operating Officer of Sysco Food Services and, from 1996 to 2003, Mr. Schwartz served as Chairman of the Board and Chief Executive Officer of Sysco Food Services.

Robert Spivak Age: 63 Director since 1995	Mr. Spivak served as President and Chief Executive Officer of the Company from 1995 until his retirement in 2006. Mr. Spivak was a co-founder of the company’s predecessor (“GCI”) and served as President, Chief Executive Officer and a director of GCI from inception in 1988 until 1995. Prior to forming GCI, Mr. Spivak co-founded, and operated, The Grill on the Alley restaurant in Beverly Hills in 1984. Mr. Spivak is a founder and past president of the Beverly Hills Restaurant Association. Mr. Spivak also chairs the executive advisory board of the Collins School of Hotel and Restaurant Management at California State Polytechnic University at Pomona, is Director Emeritus of the California Restaurant Association and is a member of the Board of Directors of DiRoNA—Distinguished Restaurants of North America.

Michael Weinstock Age: 64 Director since 1995	Mr. Weinstock has served as Executive Vice President and a director of the Company since 1995 and as Chairman of the Board since 2000. From 1995 to 2000, Mr. Weinstock served as Vice-Chairman of the Board. Mr. Weinstock was a co-founder of GCI and served as Chairman of the Board, Vice President and a director of GCI from 1988 until 1995. Prior to forming GCI, Mr. Weinstock co-founded The Grill on the Alley restaurant in Beverly Hills in 1984. Mr. Weinstock previously served as President, Chief Executive Officer and a director of Morse Security Group, Inc., a security systems manufacturer.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL I.

In considering your vote with respect to the election of directors pursuant to Proposal I, you should consider the discussions of “Executive Compensation” and “Corporate Governance” and the other discussions contained in this Proxy Statement.

PROPOSAL II

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board, on the recommendation of the audit committee, has selected the firm of Moss Adams LLP as our registered public accounting firm for fiscal 2007. Moss Adams LLP has served as our registered public accounting firm since 2004. Although stockholder approval of the board’s selection of Moss Adams LLP is not required by law, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the board will reconsider its selection of Moss Adams LLP.

Representatives of Moss Adams LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF MOSS ADAMS LLP AS OUR REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2007.

In considering your vote with respect to the ratification of our selection of Moss Adams LLP as our registered public accounting firm pursuant to Proposal II, you should consider the discussion of “Relationship with Independent Registered Public Accounting Firm” and the other discussions contained in this Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Our compensation program is designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Additionally, the stock option component of our compensation program is designed to promote an ownership mentality among management, key employees and our Board of Directors. Finally, we seek to ensure that our compensation program is fundamentally fair for all stakeholders in the company, including stockholders, management and non-management employees.

What Our Compensation Program is Designed to Reward

In general, our compensation program is designed to reward overall company performance with recognition of individual contributions to that performance. Except with respect to executive officers serving under employment agreements, our compensation committee conducts an annual review of all elements of each executive officer’s compensation and adjusts each element of compensation, in particular base salary and stock option grants, to reflect experience, expertise and responsibilities of each executive officer.

All of our executive officers participate in a cash bonus program pursuant to which a bonus pool is established based on financial performance of the company relative to budgeted profitability targets and other performance criteria established by the compensation committee annually. The bonus pool is split among the executive team based on a combination of predetermined maximum bonuses for each officer stated as a percentage of base salary and compensation committee discretion to allocate portions of the bonus pool to reflect individual contributions to overall company performance.

Stock price performance has not been a factor in determining annual compensation because the price of the company’s common stock is subject to a variety of factors outside of management’s control. Stock price performance is, however, reflected in compensation through selected annual grants of stock options to executive officers.

Elements of our Compensation Plan and Why We Chose the Character and Amount of Each

Elements of compensation for our executives presently include salary, participation in our executive bonus pool and periodic stock option grants as well as participation in broad based benefit plans available to all employees, including health, disability and life insurance.

It is the compensation committee’s intention to set base salaries of our executive officers sufficiently high so as to attract and retain a strong motivated leadership team but not so high as to create excessive wealth to the detriment of the company or other stakeholders. The compensation committee reviews executive officer salaries annually at its regularly scheduled annual meeting, typically held in June of each year. At this meeting, our compensation committee will make adjustments to base salary, as it deems appropriate, for the upcoming fiscal year to reflect the evolving nature, scope and size of our enterprise. In reviewing and adjusting base salary, the compensation committee may review compensation data for comparable companies to establish ranges of compensation suitable to retain the company’s executive officers but does not benchmark salaries to place executive officers within a specific segment of compensation among its competitors.

In conjunction with the hiring of the company’s CEO and CFO, the compensation committee fixed the base salaries of both the CEO and CFO in accordance with the practices described above and in accordance with the terms of a written offer of employment to our CFO and a formal negotiated employment agreement with our CEO.

At the annual meeting, the compensation committee will also review and approve and adopt, as appropriate, management incentive plans for the coming year and grant stock options selectively to executive officers and other eligible employees.

It has been the compensation committee’s intent to use participation in the company’s executive bonus plan as the principal means of rewarding superior company financial performance and to use periodic grants of stock options as the principal means of creating wealth accumulation opportunities and an equity ownership mentality for company executives. As among the executive officers, the compensation committee takes into account the anticipated contributions to the company’s success and corresponding responsibilities of each executive officer in fixing the maximum percentage bonus each executive officer is eligible to receive under the executive bonus plan. With regard to grants of stock options, the compensation committee takes into account the then current stock and option holdings of each executive officer in determining appropriate levels of options to be granted to create both wealth accumulation opportunities and ownership mentality. In particular, new hires to senior positions are believed to merit larger stock option grants to provide strong incentives for their efforts to grow the company. On the other hand, certain long-time officers of the company, such as the company’s Chairman and Executive Vice President, are already major stockholders of the company and, as such, the compensation committee may elect to decrease or eliminate stock option grants. All employees of the company are eligible to participate in the company’s stock option plan and the compensation committee has historically made stock option grants to all, or substantially all, employees having management responsibilities on hiring and periodically thereafter as the committee deems appropriate to create continual incentives through equity based wealth accumulation opportunities.

Compensation Practices and Procedures

We choose to pay each element of compensation, including compensation under our executive bonus plan, in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of our compensation committee. The compensation committee receives recommendations from the company’s CEO regarding compensation of various executives but the CEO does not participate in any deliberations of the compensation committee and the committee may choose to follow or ignore the recommendations of the CEO. The compensation committee uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance of the company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our development of new restaurant properties, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms. We provide participation in the executive bonus plan to reward superior short-term financial performance and individual contributions to that performance. We also provide non-cash stock based compensation in the form of stock option grants to reward the creation of long-term value.

While, historically, we have not specifically sought to establish specific ranges of allocations as among cash and non-cash and fixed and variable compensation, the compensation committee will consider the relative allocations generally with an emphasis being placed on non-cash and variable compensation being a substantial element of overall compensation. In establishing such targeted allocations, and in establishing levels and terms of option grants, the compensation committee takes into account existing stock holdings, historic stock option grants and accumulated gains on stock option grants. Where holdings, past grants and accumulated gains are deemed to create sufficient levels of equity incentive and wealth growth potential, the compensation committee will consider reducing or foregoing future stock option grants to subject executives. Moreover, in establishing the amounts, types and allocation among types of compensation of executive officers, the compensation committee will take into account the various stakeholders of the company, including stockholders and non-executive employees, with a view to creating an environment of mutual interests among all stakeholders.

With respect to the timing of stock option grants, the compensation committee typically only makes such grants on the initial hiring of employees and in conjunction with the compensation committee’s annual review of compensation. The compensation committee has adopted as a policy a specific prohibition of timing stock option grants, and has made no stock option grants, to coordinate with the release of material non-public information in any manner designed to affect the value of executive compensation.

In addition to salary, participation in the executive bonus plan and periodic stock option grants, the company provides certain benefits designed to attract and retain executive officers and other employees, including life, health and disability insurance and participation in a 401K plan. Except as otherwise provided for in employment agreements, such benefits are broadly available to all employees on substantially identical terms. The company may make matching contributions to the 401K plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Our compensation committee will periodically review the potential consequences of Section 162(m) and may structure future performance-based executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Consultant

We did not utilize the services of a compensation consultant during 2006. In conjunction with the transition of senior management away from founding shareholders, we have retained Vivient Consulting, a compensation consultant, to review existing compensation of management and to make recommendations to the compensation committee in order to attract, motivate and properly compensate senior management.

Report of Compensation Committee

The compensation committee is responsible for discharging the responsibilities of the board with respect to the compensation of our executive officers. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee and recommended to the full board for ratification.

The compensation committee is responsible for administering all of our equity-based plans. The committee may, however, authorize the chair of the compensation committee to grant individual stock awards upon the hiring of new employees between scheduled meetings of the compensation committee. The compensation committee also periodically reviews compensation and equity-based plans and makes its recommendations to the board with respect to these areas.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2006 for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Stephen Ross, Compensation Committee Chair

Glenn Golenberg, Compensation Committee Member

Bruce Schwartz, Compensation Committee Member

Summary Compensation Table

The following table includes information concerning compensation for the year ended December 31, 2006 for our CEO and our CFO, and the three most highly compensated executive officers (other than the CEO and CFO) during the year:

Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Philip Gay, CEO (1)	2006	261,101	55,173	—	36,792	—	—	13,757(5)	366,823
Robert Spivak, CEO (2)	2006	305,000	135,000	—	14,425	—	—	71,740(6)	526,165
Wayne Lipschitz, CFO, VP—Finance (3)	2006	86,154	—	—	4.069	—	—	4,000(8)	94,223
John Sola, Senior VP—Culinary	2006	174,203	41,990	—	11,731	—	—	13,850(7)	241,774
Michael Weinstock, Executive VP and Chairman	2006	168,950	39,465	—	—	—	—	8,000(8)	216,415
Louie Feinstein, VP—Operations	2006	154,346	36,040	—	9,506	—	—	8,000(8)	207,892

(1)	Philip Gay served as CFO and Executive Vice President until June 2006 when he assumed the positions of President and CEO.

(2)	Robert Spivak served as President and CEO until June 2006 and retired December 31, 2006.

(3)	Wayne Lipschitz was appointed CFO in July 2006.

(4)

Represents the dollar amount recognized for financial statement reporting purposes under Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments” with respect to fiscal year 2006 stock option grants as well as prior year stock option grants. Refer to Note 8, “Stockholders’ Equity – Stock Options and Stock Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 30, 2007 for the relevant assumptions used to determine the valuation of our option awards. The values reported in this column represent the account expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2006.

(5)	Includes an automobile allowance, a dining card and life insurance premiums.

(6)	Includes the use of a leased automobile and all the expenses related to the use thereof, a non-accountable expense allowance, life insurance premiums, a dining card, disability insurance premiums and $35,504 for accrued vacation benefits.

(7)	Includes an automobile allowance and a dining card.

(8)	Consists of a dining card.

Base Salary

It is the compensation committee’s intention to set base salaries of our executive officers sufficiently high so as to attract and retain a strong motivated leadership team but not so high as to create excessive wealth to the detriment of the company or other stakeholders. During 2006, Robert Spivak retired as our CEO and we appointed Philip Gay, our then CFO, to fill the CEO position. In conjunction with his elevation to the CEO role, we entered into a new employment agreement with Mr. Gay increasing his base salary from $245,861 to $275,000. During 2006, following the promotion of Philip Gay, we hired Wayne Lipschitz as our CFO and fixed his initial salary at $200,000 annually. In setting base salaries for fiscal 2006, we reviewed salary compensation of officers with comparable qualifications, experience and responsibilities at comparable companies. We also considered the past and expected future contributions of our executive officers in achieving our goals. It is not our policy to benchmark the pay our CEO or CFO to their peers but rather to set compensation on a basis relative to the scope and nature of responsibilities involved, the financial resources available and the compensation of other members of our senior management team, taking into account ranges of pay to similarly situated executives at similar companies. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below.

Bonus

Our compensation committee establishes an annual bonus incentive pool for our executives. At the beginning of fiscal year 2006, our compensation committee established the terms of the bonus pool. Under the terms of the 2006 plan, each executive was eligible to earn bonuses ranging from 25% to 50% of their base pay based on achieving budget at between 80% and 110% of our financial plan for the fiscal year. The compensation committee maintains the discretion to either pay or not pay, at its discretion after completion of the fiscal years, bonuses as it deems appropriate. During fiscal 2005, the company attained 100% of its target under its financial plan and the compensation committee elected to award cash bonuses in 2006 based on the bonus pool. As a result, the company paid cash bonuses totaling $307,688 to its executive officers, representing 32% of the aggregate base salary of the executives and ranges of 25% to 50% of base salary.

Stock Option Program

We intend that our stock option program is the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our stock option program as a key retention tool. This is a very important factor in our determination of the terms of options granted, including the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is the best method of motivating the executive officers to manage our company in a manner that is consistent with the interests of our company and our stockholders.

Option Awards Granted.    We grant options to our executive officers and key employees at the time of hiring and, thereafter, at the time of the compensation committee’s annual review of compensation based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of options to individual executives or employees. During 2006, we granted stock options to purchase 183,250 shares of common stock, or 2.9% of our outstanding stock on a fully diluted basis. Of the options granted during 2006, 94,000, or 51%, were to named executive officers and the balance was to other officers, non-employee directors and key employees. Of the options granted to named executive officers, 80,000, or 44%, were granted in conjunction with the promotion of Philip Gay from the CFO position to the CEO position and the hiring of Wayne Lipschitz as CFO.

Timing of Grants.    Stock option awards to our executive officers and other key employees have, historically, been limited to the commencement of employment and annually thereafter in conjunction with the review of the individual performance of our executive officers. This review takes place at the regularly scheduled quarterly meeting of the compensation committee, which is typically held in June of each year. Stock option awards are granted to our non-employee directors on the date of our annual meeting of stockholders. Grants to newly hired employees are effective on the employee’s first day of employment, and to facilitate this practice, the compensation committee may authorize the chair of the compensation committee to grant individual stock awards to non-executive employees between scheduled meetings of the compensation committee. The compensation committee has adopted as a policy a specific prohibition of timing stock option grants, and has made no stock option grants, to coordinate with the release of material non-public information in any manner designed to affect the value of executive compensation. The exercise price of all stock options is set at the prior day’s closing price of our common stock on Nasdaq.

Stock Ownership Guidelines.    We do not presently maintain any guidelines or requirements with respect to minimum number, or value, of our shares to be owned by our executive officers or directors. In determining whether to grant stock option awards, and the number of shares covered by stock option awards, we will, however, consider the number of shares held by an executive officer to determine whether additional grants will serve to motivate performance.

Perquisites

Each of our executive officers is provided with a dining card providing dining privileges at our company operated restaurants in the amount of $2,000 per quarter. Except for such dining privilege and as otherwise specifically provided for under employment agreements, all of our executives are entitled to the same benefits as are available to all of our employees. We generally provide to all of our employees, including our executive officers, group health, dental, life and long-term disability insurance, paid parking and participation in our 401(k) plan. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Pursuant to the terms of the employment agreement of Philip Gay, entered into during 2006 in conjunction with his promotion to the CEO position, we provide to Mr. Gay certain negotiated perquisites, in addition to participation in the executive bonus plan and participation in all other benefit plans available to senior executives, including the use of a company automobile plus payment of repair, maintenance and insurance costs with respect to such automobile in an amount not to exceed $10,000 annually and a term life insurance policy in the amount of $1,000,000.

Pursuant to his hiring as CFO, we agreed to provide to Wayne Lipschitz, in addition to other benefits generally available to all executive officers, reimbursement of premiums payable to maintain Mr. Lipschitz health insurance pursuant to COBRA until such time as Mr. Lipschitz was eligible under the company plan.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock options granted during or for the fiscal year ended December 31, 2006 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)(1)	Grant Date Fair Value of Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Philip Gay, CEO	03/19/2006	—	—	—	—	—	—	—	50,000	3.19	109,000
Robert Spivak, CEO	—	—	—	—	—	—	—	—	—	—	—
Wayne Lipschitz, CFO, VP Finance	07/20/2006	—	—	—	—	—	—	—	30,000	3.20	65,100
Michael Weinstock, Executive VP and Chairman	—	—	—	—	—	—	—	—	—	—	—
John Sola, Senior VP—Culinary	06/21/2006	—	—	—	—	—	—	—	7,000	3.16	15,120
Louie Feinstein, VP—Operations	06/21/2006	—	—	—	—	—	—	—	7,000	3.16	15,120

(1)	The exercise price of the stock option awards is equal to the prior day’s closing price of the common stock as reported by NASDAQ.

(2)	Represents the full grant date fair value of stock option awards under SFAS 123R. Refer to Note 8, “Stockholders’ Equity – Stock Options and Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 30, 2007 for the relevant assumptions used to determine the valuation of our option awards.

The compensation committee granted stock options under the company’s stock option plans to Philip Gay on March 19, 2006, in connection with his promotion to CEO, and to Wayne Lipschitz on July 20, 2006, in connection with his hiring as CFO. Stock option grants to all other employees, including other executive officers, were made on June 21, 2006 in conjunction with the regular annual meeting of the compensation committee to approve option grants. In keeping with our standard policy and practice, the exercise price of the stock options that were awarded during 2006 was the prior day’s closing price of our common stock as reported on Nasdaq. The applicable option price was $3.19 in the case of Mr. Gay, $3.20 in the case of Mr. Lipschitz, and $3.16 for all other option grants. The terms of the options granted to Mr. Gay provide for vesting in three equal annual installments commencing one year from the date of grant. The terms of all other options granted to executive officers during 2006 provide for vesting in five equal annual installments commencing one year from the date of grant. All of the options granted to executive officers during 2006 have a life of 10 years.

Outstanding Equity Award at Fiscal Year-End

The following table includes certain information with respect to the number of all unexercised options previously awarded to the named executive officers at December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip Gay, CEO	20,000	30,000		—	2.23	07/12/2014	—	—	—	—
	1,400	5,600		—	4.22	08/08/2015	—	—	—	—
	0	50,000	(2)	—	3.19	03/19/2016	—	—	—	—

Robert Spivak, CEO	100,000	0		—	3.16	02/27/2011	—	—	—	—
	25,000	0		—	3.14	04/23/2009	—	—	—	—

Wayne Lipschitz, CFO, VP—Finance	0	30,000		—	3.20	07/20/2016	—	—	—	—

Michael Weinstock, Executive VP and Chairman	—	—		—	—	—	—	—	—	—

John Sola, Senior VP—Culinary	5,000	0		—	4.24	12/11/2007	—	—	—	—
	8,750	0		—	4.00	12/31/2008	—	—	—	—
	10,000	0		—	1.55	09/20/2010	—	—	—	—
	9,000	0		—	2.19	08/29/2011	—	—	—	—
	9,600	2,400		—	1.65	06/26/2012	—	—	—	—
	3,600	2,400		—	1.70	05/29/2013	—	—	—	—
	2,400	3,600		—	2.86	06/23/2014	—	—	—	—
	1,400	5,600		—	4.22	08/08/2015	—	—	—	—
	0	7,000		—	3.16	06/21/2016	—	—	—	—

Louie Feinstein, VP—Operations	1,250	0		—	4.24	12/11/2007	—	—	—	—
	3,750	0		—	4.00	12/31/2008	—	—	—	—
	1,800	0		—	2.19	08/29/2011	—	—	—	—
	2,000	800		—	1.65	06/26/2012	—	—	—	—
	1,000	1,200		—	1.70	05/29/2013	—	—	—	—
	1,600	2,400		—	2.86	06/23/2014	—	—	—	—
	1,400	5,600		—	4.22	08/08/2015	—	—	—	—
	0	7,000		—	3.16	06/21/2016	—	—	—	—

(1)	Except as noted, options become exercisable in five equal annual installments beginning on the first anniversary of the date of grant

(2)	Options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

Option Exercises and Stock Vested

The following table includes certain information with respect to options exercised by executive officers named above during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip Gay, CEO	—	—	—	—
Robert Spivak, CEO	—	—	—	—
Wayne Lipschitz, CFO and VP Finance	—	—	—	—
Michael Weinstock, Executive VP and Chairman	—	—	—	—
John Sola, Senior VP – Culinary	—	—	—	—
Louie Feinstein, VP – Operations	12,400	18,885	—	—

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments

Robert Spivak Post-Retirement Consulting Agreement—In conjunction with, and pursuant to the terms of the Employment Agreement of Robert Spivak, we agreed to retain Mr. Spivak as a consultant for a period of ten years following his retirement. Under the terms of that Consulting Agreement, we agreed to pay to Mr. Spivak $12,500 per month and Mr. Spivak agreed to provide an estimated 40 hours per month of services. Additionally, we agreed to provide to Mr. Spivak use of an office, a $1,000 per month restaurant meal allowance and continued medical, life and disability insurance and, for a period of 18 months, an automobile.

Change in Control Agreements—In September 2005, we entered into Change in Control Agreements, on substantially identical terms, with each of Michael Weinstock, Philip Gay, John Sola and Louie Feinstein. Under the Change in Control Agreements, each of the covered employees is entitled to payment of a severance payment in the event that his employment is terminated in connection with a change in control. The severance benefits are payable if the employee is terminated within 90 days prior to or one year following a change in control, unless termination is for cause or voluntary resignation or death or disability.

Severance benefits consist of a lump sum cash payment equal to one and one-half times the sum of (1) the employee’s highest annual salary rate within 3 years prior to the date of termination, and (2) the annualized average bonuses and incentive pay during the 2 years prior to the date of termination. In the event of such termination, all unvested stock options held by each covered employee will immediately be fully vested and exercisable. Additionally, the employees will be entitled, for a period of two years, to group medical, dental, life and disability insurance subject to reduction or termination in the event the employee has concurrent coverage through another plan. In addition, if the employees are required to pay any excise tax as a result of the severance payment, we will pay an additional amount to the employees to compensate for any such excise tax.

Wayne Lipschitz Change of Control Agreement—Pursuant to the terms of a June 2006 offer letter setting out the terms of employment of Wayne Lipschitz as our CFO, we agreed to pay to Mr. Lipschitz severance pay in an amount equal to 3 months of base salary if we terminate Mr. Lipschitz other than for cause. The offer letter provides that, after one year of continuous employment, Mr. Lipschitz shall be entitled to severance pay in an amount equal to 6 months of base salary if his employment is terminated within one year of a change in control.

Other than as noted above, all of our employees are employees-at-will and as such do not have employment contracts with us and we have no agreements, written or oral, to provide any payments, including any post-retirement health coverage, to our executives or employees upon termination or a change-in-control.

The following tables provides information regarding estimated amounts that would have been paid, or payable, to each of the named executive officers had their employment terminated on December 31, 2006 under various circumstances, including a change of control. Information relating to Robert Spivak reflects amounts payable under Mr. Spivak’s consulting agreement that became effective upon his retirement during 2006.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason (1)	After Change in Control Termination w/o Cause or for Good Reason (2)	Voluntary Termination	Death
Philip Gay	Severance pay (3)	$453,880	$453,880	$0	$0
	Insurance (4)	23,391	23,391	0	0
Robert Spivak	Consulting fees (5)	1,500,000	1,500,000	0	0
	Automobile (6)	22,032	22,032	0	0
	Insurance (7)	77,077	77,077	0	0
Wayne Lipschitz	Severance pay (8)	50,000	50,000	0	0
Michael Weinstock	Severance pay (3)	283,489	283,489	0	0
	Insurance (4)	23,391	23,391	0	0
John Sola	Severance pay (3)	293,277	293,277	0	0
	Insurance (4)	858	858	0	0
Louie Feinstein	Severance pay (3)	258,974	258,974	0	0
	Insurance (4)	19,395	19,395	0	0

(1)	Consists of amounts payable in the event of termination of employment by the company without cause, or termination by the employee for good reason, before a change in control occurs.

(2)	Consists of amounts payable in the event of termination of employment by the company without cause, or termination by the employee for good reason, within prescribed periods immediately before or after a change in control.

(3)	Consists of a lump sum payment of an amount equal to 1.5 times the sum of (a) the highest salary rate during the three years ended December 31, 2006, and (b) the annualized average bonuses and incentive pay during the two years ended December 31, 2006.

(4)	Consists of group medical, dental, life and disability insurance provided for a period of two years following termination of employment in conjunction with a change in control. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006 payable over two years. The value does not reflect any reduction or offset that may apply should concurrent coverage be provided through another plan.

(5)	Consists of payments under a ten-year consulting agreement that became effective in June 2006. The value is based on the monthly consulting fee of $12,500 over the 120 months remaining under the consulting agreement at December 31, 2006.

(6)	Consists of a company automobile to be provided under the consulting agreement for a period of eighteen months. The value is based upon the market rental value of the automobile provided as of December 31, 2006 as measured over the 12 month period during which the company remained obligated to provide such benefit as of December 31, 2006.

(7)	Consists of group medical, life and disability insurance to be provided under the consulting agreement for a period of 120 months. The value is based upon the type of insurance coverage carried as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006 payable over the 120 month period during which the company remained obligated to provide such benefit as of December 31, 2006.

(8)	Consists of a lump sum payment of an amount equal to (a) three months salary in the case of termination before a change in control and without cause or for good reason and (b) after one year of continuous employment, six months salary in the case of termination following a change in control and without cause or for good reason.

DIRECTOR COMPENSATION

Director Compensation Table

The following table provides compensation information for the year ended December 31, 2006 for each member of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Richard Dantas	1,000	—	—	—	—	2,000	3,000
Glenn Golenberg	17,083	—	13,090	—	—	2,000	32,173
Stephen Ross	15,417	—	13,090	—	—	2,000	30,507
Bruce Schwartz	13,167	—	13,090	—	—	2,000	28,257
Lewis Wolff	1,000	—	—	—	—	2,000	3,000

(1)	Philip Gay, Robert Spivak and Michael Weinstock, each a director and current or previous officer of the company, have been omitted from this table since each receives no compensation for serving on our board and all compensation paid to such individuals is reflected in executive compensation.

(2)	Represents the dollar amount recognized during fiscal 2006 for financial statement reporting purposes under SFAS No. 123R with respect to fiscal year 2006 stock option grants as well as prior year stock option grants. Refer to Note 8, “Stockholders’ Equity – Stock Options and Stock Based Compensation,” in the Notes to Financial Statements included in the Annual Report on Form 10-K filed on March 30, 2007 for the relevant assumptions used to determine the valuation of our option awards. The values reported in this column represent the account expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named director.

(3)	The grant date fair value of each stock option awarded to our non-employee directors, computed in accordance with SFAS No. 123R, is: $13,090.

(4)	The following are the aggregate number of option awards outstanding that have been granted to each of our non-employee directors as of December 31, 2006, the last day of the 2006 fiscal year: Mr. Dantas: 6,250; Mr. Golenberg: 41,500; Mr. Ross: 35,000; Mr. Schwartz: 19,250; and, Mr. Wolff: 5,000.

(5)	Consists of a dining card.

Overview of Compensation and Procedures

We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;

•	input from legal, accounting and other advisors; and

•	information obtained directly from other companies.

We compensate non-employee members of the board through a mixture of cash and equity-based compensation. Beginning June 2006, each non-employee director receives an annual retainer of $4,000, payable in quarterly installments of $1,000, for his services as a director. Each member of the audit committee receives an annual retainer of $5,000, payable in quarterly installments of $1,250. Each member of the compensation committee receives an annual retainer of $3,000, payable in quarterly installments of $750. In addition, the chairman of the audit committee and compensation committee receives an annual retainer of $3,000 payable in quarterly installments of $750. We also reimburse expenses incurred by non-employee directors to attend board and committee meetings, and a food credit of $2,000 annually.

Prior to June 2006, non-employee directors received an annual retainer of $4,000, payable in quarterly installments of $1,000, an annual retainer for service on the audit committee of $4,000, payable in quarterly installments of $1,000, an annual retainer for service on the compensation committee of $2,000, payable in quarterly installments of $500, and a food credit of $2,000 annually and reimbursement of expenses.

On the date of the initial appointment or election of each non-employee director, the non-employee director receives a stock option grant to purchase 6,250 shares of our common stock at a price equal to the fair market value of our common stock on the date of grant. On the date of each annual meeting of stockholders following initial appointment or election, each non-employee director receives an annual stock option grant to purchase 5,000 shares of our common stock, plus 1,000 shares for each committee on which a non-employee director serves, at a price equal to the fair market value of our common stock on the date of grant.

Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to compensation payable for their service as employees of Grill Concepts.

Ownership Guidelines

We do not presently maintain any guidelines regarding the minimum value of our stock that a non-employee director must own.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about securities authorized for issuance under our equity compensation plans as of December 31, 2006:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	811,100	$2.92	395,550
Equity compensation plans not approved by Stockholders	—	—	—
TOTAL	811,100	$2.92	395,500

(1)	Consists of shares reserved under the Grill Concepts, Inc. 1998 Comprehensive Stock Option and Award Plan pursuant to which 487,500 shares were reserved and the Grill Concepts, Inc. 2006 Equity Incentive Plan pursuant to which 500,000 shares were reserved.

CORPORATE GOVERNANCE

The Board and Board Meetings

The board consists of seven directors. During the fiscal year ended December 31, 2006, the board held a total of four meetings. Each director attended at least 75% of the total number of meetings of the board and at least 75% of the meetings of all committees on which he served. It is our policy that directors are expected to attend the annual meeting of stockholders. All the directors attended the 2006 annual meeting of stockholders.

Board Independence

The board has determined that each of the directors, with the exception of Messrs. Gay, Spivak and Weinstock, qualify as “independent” as defined by applicable Nasdaq and SEC rules. In making this determination, the board has concluded that none of these members has a relationship that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Glenn Golenberg serves as lead director and presides over meetings of the independent directors.

Board Committees

The board currently has, and appoints members to, two standing committees: the audit committee and the compensation committee. Each member of these committees is independent as defined by applicable Nasdaq and SEC rules. Each of the committees has a written charter approved by the board. The current members of the committees are identified below:

Director	Audit	Compensation

Glenn Golenberg	✓(Chair)	✓

Bruce Schwartz	✓	✓

Stephen Ross	✓	✓(Chair)

Audit Committee

The audit committee is composed of three independent directors, Messrs. Golenberg, Ross and Schwartz, each of whom meets the independence and financial literacy requirements as defined by applicable Nasdaq and SEC rules. The audit committee assists the board in its general oversight of our financial reporting, internal controls, legal compliance, ethics programs and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of the registered public accounting firm. The board has determined that Mr. Golenberg qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC.

The audit committee acts under the terms of a written charter that was most recently amended in February 2004. A copy of the audit committee charter is attached to this Proxy Statement as Appendix A. The audit committee met four times during the fiscal year ended December 31, 2006. For more information regarding the audit committee, please refer to the “Report of Audit Committee” beginning on page 23.

Compensation Committee

The compensation committee, which is appointed by the board, is composed of three non-employee, independent directors as defined by applicable Nasdaq rules. The committee is responsible for establishing and administering the policies that govern both annual compensation and equity ownership. It reviews and approves salaries, bonus and incentive compensation, perquisites, equity compensation, and all other forms of compensation for our executive officers, including the chief executive officer. The compensation committee is also responsible for reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the board with respect to director compensation.

The compensation committee acts under the terms of a written charter adopted in April 2007. A copy of the compensation committee charter is attached to this Proxy Statement as Appendix B. The compensation committee met two times during the fiscal year ended December 31, 2006. For more information regarding the compensation committee, please refer to the “Report of Compensation Committee” beginning on page 9.

Nomination of Directors

The Board of Directors does not maintain a standing Nominating Committee. Instead, the Board has adopted, by Board resolution, a process of nominating directors wherein nominees must be selected, or recommended for the board’s selection, by a majority of the independent directors with independence determined in accordance with Nasdaq standards. Because of the relatively small size of the Board and the current demands on the independent directors, the Board determined that the nomination process would best be carried out, while maintaining the independence of the nominating process, by drawing upon the resources of all Board members with the requirement that nominees be selected by a majority of the independent directors.

In the event of a vacancy on the board, the process followed by the independent directors in nominating and evaluating director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the independent directors apply criteria adopted by the board. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. No specific weights are assigned to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the board to fulfill its responsibilities.

The Board may utilize the services of a search firm to help identify candidates for director who meet the qualifications outlined above.

Stockholders may recommend individuals to the independent directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Independent Directors, c/o Corporate Secretary, Grill Concepts, Inc., 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049. Assuming that appropriate biographical and background material has been provided on a timely basis, the stockholder-recommended candidates will be evaluated by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our board or others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the board, by following the procedures set forth under “Deadline for Submission of Stockholder Proposals for the 2008 Annual Meeting” on page 25. Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our lead director, Mr. Golenberg, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director, with the assistance of our counsel, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Grill Concepts, Inc. Board of Directors, c/o Corporate Secretary, Grill Concepts, Inc., 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. A current copy of the code can be found as an exhibit to our Annual Report on Form 10-K for the year ended December 28, 2003 as filed with the SEC on March 26, 2004, located at www.sec.gov. In addition, we intend to post on our website or file under cover of Form 8-K all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity.

CERTAIN RELATIONSHIPS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions. A report is made to our audit committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies that we had a material relationship with during that year, if any.

Lewis Wolff Transactions

The Company has entered into transactions with various entities that may be deemed to be controlled by Lewis Wolff. Mr. Wolff is the trustee of the Wolff Revocable Trust of 1993 that holds all of the outstanding preferred stock of the Company and may be deemed to be a controlling stockholder of the Company. Mr. Wolff served as director of the Company from June 2001 to June 2006. Transactions that provide for ongoing obligations and/or rights of the Company, or with respect to which amounts were paid during 2005 and/or 2006, or are expected to be paid, and which may be deemed to have been entered into with Mr. Wolff and his affiliates include: (1) lease of the site of the San Jose Grill at the San Jose Fairmont Hotel from an entity in which Mr. Wolff is a part owner, (2) entry into an agreement (the “HRP Agreement”) with Hotel Restaurant Properties, Inc. (“HRP”), an entity controlled by a member of Mr. Wolff’s family, pursuant to which HRP assisted the Company in locating hotel locations for the opening of restaurants and pursuant to which HRP was entitled to a portion of the fees or profits from those restaurants, and (3) entry into a Purchase Agreement in September 2006 pursuant to which the Company agreed to purchase, and HRP, Keith Wolff and certain related persons and entities agreed to sell, certain rights and interests in the HRP Agreement. Rents in the amount of $387,000 and $257,000 were accrued by the Company with respect to the San Jose Grill during 2006 and 2005, respectively.

In August 1998, the Company entered into an agreement with HRP, of which Mr. Keith Wolff is President. Pursuant to the agreement HRP agreed to assist the Company in locating hotel locations for the opening of restaurants. HRP was entitled to a portion of the fees or profits from those restaurants. The Company paid $214,000 and $423,000 of management fees to HRP during fiscal years 2006 and 2005, respectively. The agreement also provided that HRP would repay to the Company amounts advanced to manage units on behalf of HRP. As of December 31, 2006, HRP owed to the Company $0.

On September 1, 2006, the Company and certain affiliated entities, entered into an Agreement for Purchase and Sale of Assets (the “Purchase Agreement”) with HRP, Hotel Restaurant Properties II, Inc., Hotel Restaurant Properties II Management, Inc., Keith Wolff and Adam Keller (collectively, the “Sellers”).

Pursuant to the terms of the Purchase Agreement, the Sellers agreed to sell to the Company and the Company agreed to purchase from the Sellers certain rights and interests of the Sellers relating to the current and future operation of Company restaurants in hotel properties pursuant to the terms of the HRP Agreement. Under the terms of the HRP Agreement, the Sellers had the exclusive right to obtain hotel-based locations for Company restaurants and were entitled to receive a portion of the net income, management fees, licensing fees or similar fees of the Company from the operation of such hotel-based restaurants. The Company, at the date of the Purchase Agreement, operated seven restaurants subject to the HRP Agreement in Skokie, Illinois; San Francisco, California; Houston, Texas; Washington, D.C.; Burbank, California; Portland, Oregon; and Long Beach, California.

Under the Purchase Agreement, the Sellers agreed to transfer to the Company all of the rights in the management agreements (the “Transferred Agreements”) relating to the San Francisco, Houston, Washington, D.C. and Portland restaurants as well as ownership of the Houston liquor license.

Pursuant to the Purchase Agreement, the HRP Agreement was amended, effective June 30, 2006 (the “Effective Date”), to eliminate exclusivity provisions under which the Company would use the Sellers as the exclusive parties to identify potential hotel restaurant locations and to eliminate certain provisions under which the Sellers could cause the Company to purchase HRP and the Company could acquire HRP. Under the Purchase Agreement, the Sellers also agreed to relinquish any rights to fees or other compensation relating to Company restaurants opened in hotels pursuant to management, license or lease agreements entered on or after March 29, 2006, including any fees relating to restaurants proposed to be opened in Memphis, Tennessee and Seattle, Washington.

The Sellers will retain their rights in the management contracts relating to the Burbank, Skokie and Long Beach restaurants subject to the continuing terms of the HRP Agreement, as amended, and subject to the rights of the Company to terminate operations of the Skokie and Long Beach restaurants.

The purchase price of the acquired assets under the Purchase Agreement is $2,771,133 (the “Purchase Price”). Closing of the purchase and sale shall occur, and the Purchase Price is payable, on the earlier of June 30, 2007 (the “Outside Closing Date”) or a mutually agreeable date not more than 10 days after the date on which the aggregate payments (the “Income Stream Payments”) received by the Sellers, after the Effective Date and prior to closing, under the Transferred Agreements equal $294,151 (the “Maximum Income Stream Payments”). From and after the Effective Date the Income Stream Payments shall not exceed the Maximum Income Stream Payments after the payment of which no further payments shall be made to the Sellers with respect to the Transferred Agreements. In the event that the Sellers shall not have received the Maximum Income Stream Payments by the closing date, the Purchase Price shall be increased by the excess of the Maximum Income Stream Payments over the actual Income Stream Payments as of the closing date.

On the closing date, the HRP Agreement will be further amended to eliminate the license granted thereunder for the Sellers to operate managed outlets under the HRP Agreement, eliminate restrictions on the Sellers’ ability to provide similar hotel restaurant location services to parties other than the Company and to eliminate other provisions relating to the Transferred Agreements.

At closing, the Sellers shall enter into a Non-Competition Agreement pursuant to which the Sellers, for a period of 5 years from the closing date, will not assist any owner, operator, franchisor or franchisee of a branded restaurant in entering into a lease, license or management agreement to operate a restaurant, provide room service or provide food for banquet room events at any hotel (the “Restricted Business”), provided, however, that the Sellers shall not be prohibited from (i) owning up to 10% of any publicly traded company engaged in the Restricted Business, (ii) engaging in the Restricted Business with respect to hotel properties owned by the Sellers or affiliates of the Sellers and managed by the Sellers or the affiliates of the Sellers or (iii) engaging in the Restricted Business with up to 3 additional hotels. Branded restaurants, for purposes of the Non-Competition Agreement, mean a restaurant concept operated in ten or more locations under a single brand name.

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Sellers with respect to any additional tax that may be incurred, as well as related penalties and interest, in the event that the goodwill allocated to the sale is reduced for tax purposes on audit or other adjustment.

Closing of the purchase and sale is subject to satisfaction of various conditions, including delivery of the purchase price, execution and delivery of the Non-Competition Agreement, the delivery of all required consents, assignments, releases and other documents, the accuracy of representations and warranties, the absence of litigation contesting the transaction and other standard commercial conditions.

Starwood Transactions

In July 2001, the Company completed a series of transactions with Starwood Hotels & Resorts Worldwide, Inc., pursuant to which (1) Starwood acquired, for $1,000,000.50, 666,667 shares of Common Stock and five year $2.00 666,667 warrants to purchase shares of the Company’s Common Stock, (2) the Company and certain stockholders agreed to take appropriate actions, so long as Starwood owns no fewer than 333,333 shares of Common Stock, to cause one nominee of Starwood to be elected to the Company’s board or, in the event the number of restaurants operated pursuant to the Starwood Agreements equals or exceeds ten restaurants, to cause two nominees of Starwood to be elected to the Company’s board, and (3) the Company and Starwood agreed to jointly develop the Company’s branded restaurants in Starwood properties with Starwood being the exclusive major hotel operator in which the Company’s restaurants are developed, managed, operated or licensed. Richard Dantas was designated as Starwood’s board representative and currently serves as a Director of the Company.

The Starwood Agreements also provide for the issuance to Starwood, after the aggregate number of branded restaurants covered by management agreements or licensing agreements reaches five, ten, fifteen and twenty (each a “Development Threshold Date”), of warrants (the “Development Warrants”) to purchase a number of shares of the Company’s Common Stock equal to 4% of the then outstanding shares of capital stock. The Development Warrants will have an exercise price equal to (1) if the fair market value of the Common Stock as of the applicable Development Threshold Date is greater than the fair market value of the Common Stock as of the closing date of the transactions contemplated by the Starwood Agreements (the “Closing Date”), the greater of (A) 75% of the fair market value of the Common Stock on the date of issuance of the Development Warrants or (B) the fair market value of the Common Stock on the closing date as defined in the Starwood Agreements, or (2) if the fair market value of the Common Stock as of the applicable Development Threshold Date is equal to or less than the fair market value of the Common Stock on the closing date, the fair market value of the Common Stock as of the applicable Development Threshold Date.

In addition to the Development Warrants, the Starwood Agreements provide for the issuance of warrants (the “Incentive Warrants”) to Starwood to purchase a number of shares of the Company’s Common Stock equal to 0.75% of the then outstanding shares of capital stock of the Company on the date of execution of any management agreement or license agreement (the “Initial Incentive Threshold Date”) resulting in the total number of restaurants being operated pursuant to the Starwood Agreements exceeding 35% of the total branded restaurants operated by the Company. Additional Incentive Warrants will be issued on each anniversary of the Initial Incentive Threshold Date provided that the incentive threshold continues to be satisfied.

On June 21, 2006, the Company entered into a First Amendment to Development Agreement (the “First DA Amendment”) with Starwood. The First DA Amendment amended the Company’s July 27, 2001 Development Agreement with Starwood to (1) eliminate the Company’s obligation to issue warrants to Starwood following the opening of ten, fifteen and twenty restaurants under the terms of the Development Agreement and (2) modify the exercise price of warrants issued following the opening of five restaurants under the terms of the Development Agreement.

Under the terms of the amended Development Agreement, if a fifth restaurant is opened under the terms of the Development Agreement before April 1, 2008, the Company will issue to Starwood warrants to purchase a number of shares of common stock equal to 4% of the then outstanding shares. If the fifth restaurant is opened after April 1, 2008, the Company will issue to Starwood warrants to purchase a number of shares of common stock equal to 4% of the shares outstanding at December 25, 2005.

The warrants will have an exercise price equal to (1) if the fair market value of the common stock as of the date of issuance of the warrants (the “Threshold Date Value”) is greater than the fair market value of the common stock as of the date of the original Development Agreement (the “Closing Date Value”), the greater of (A) 75% of the Threshold Date Value, or (B) the Closing Date Value, or (2) if the Threshold Date Value of the common stock is less than the Closing Date Value, the Threshold Date Value.

Simultaneous with execution of the First DA Amendment, the Company entered into a First Amendment to Stockholders’ Agreement (the “First SA Amendment”) with Starwood. The First SA Amendment amends the July 27, 2001 Stockholders Agreement between the Company, Starwood and certain stockholders of the

Company to (1) eliminate the Company’s obligation to cause at least two nominees of Starwood to be elected to the Company’s board of directors if ten or more restaurants are operated under the Development Agreement, and (2) modify certain provisions limiting the size of the Company’s board of directors.

Under the terms of the amended Stockholders’ Agreement, so long as Starwood continues to hold at least 333,334 shares of Company common stock, the Company shall take all actions reasonably necessary to assure that at least one nominee of Starwood is elected to the board of directors and to limit the size of the board of directors to no more than 9 persons.

In March 2007, Starwood transferred all of its shares of our common stock to a separate entity, called Eaturna LLC, in which Starwood holds a non-controlling interest.

Robert Spivak Consulting Agreement

As described under Executive Compensation – Post-Employment Compensation, pursuant to the terms of the Employment Agreement of Robert Spivak and a Consulting Agreement with Mr. Spivak, upon Mr. Spivak’s retirement in December 2006, we retained Mr. Spivak as a consultant for a period of ten years following his retirement. Under the terms of that Consulting Agreement, we agreed to pay to Mr. Spivak $12,500 per month and Mr. Spivak agreed to provide an estimated 40 hours per month of services. Additionally, we agreed to provide to Mr. Spivak use of an office, a $1,000 per month restaurant meal allowance and continued medical, life and disability insurance and, for a period of 18 months, an automobile. Mr. Spivak continues to serve as a director.

Loans From Officers and Directors

In 1993, Michael Weinstock, Executive Vice President and Chairman of the Board, loaned $85,000 to the Company in an uncollateralized subordinated note, renewable annually with interest accruing at 7% per annum. The loan from Mr. Weinstock was repaid in full during fiscal 2006.

In 1998, Robert Spivak, a director and former President and Chief Executive Officer, loaned $70,000 to the Company in an uncollateralized subordinated note, renewable annually with interest accruing at 10% per annum. The loan from Mr. Spivak was repaid in full during fiscal 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, or “Section 16(a)”, requires that directors, executive officers and persons who own more than ten percent of any registered class of a company’s equity securities, or “reporting persons”, file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Reporting persons holding our stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports, and written representations from such reporting persons, we believe that all filings required to be made by reporting persons of our stock were timely filed for the year ended December 31, 2006 in accordance with Section 16(a).

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Audit Committee

The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reports to the audit committee on any deficiencies found. Our registered public accounting firm, Moss Adams LLP, is responsible for auditing the financial statements and for reviewing the unaudited interim financial statements.

The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of Moss Adams LLP’s examination, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted auditing standards. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

The audit committee has discussed with Moss Adams LLP that firm’s independence from management and our company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The audit committee has recommended to the board the reappointment of Moss Adams LLP as our registered public accounting firm for the 2007 fiscal year.

By the Audit Committee of the Board of Directors:

Glenn Golenberg, Audit Committee Chair

Stephen Ross, Audit Committee Member

Bruce Schwartz, Audit Committee Member

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees of Moss Adams LLP, our registered public accounting firm, and PricewaterhouseCoopers, our prior registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	FY 2006	FY 2005
Audit Fees (1)	$312,518	$219,913
Audit-Related Fees	9,191	—
Tax Fees	93,291	70,391
All Other Fees		—
Total Fees (2)(3)	$415,000	$290,304

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	In fiscal 2006 and 2005, there were no fees billed for services other than those described above.

(3)	All fees set forth in the table were approved by our audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specific types of services that are expected to be provided by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairman of the committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairman’s judgment it is considered appropriate, to call a special meeting of the committee for that purpose.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our annual report and proxy statement will be sent to stockholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs.

If you receive a household mailing this year and would like to receive additional copies of our annual report and/or proxy statement, please submit your request in writing to: Grill Concepts, Inc., 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049, Attention: Secretary or by calling Grill Concepts at (310) 820-5559. Any stockholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2008 ANNUAL MEETING

Any stockholders who wish to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2008 annual meeting of stockholders must ensure that it is received by our corporate secretary at our corporate headquarters, which are located at 11661 San Vicente Blvd., Suite 404, Los Angeles, California 90049, no later than January 4, 2008.

Our amended and restated by-laws also establish an advance notice procedure for stockholders who wish to nominate candidates for election as directors. We must receive a notice regarding stockholder nominations for director at our corporate headquarters not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event we do not publicly announce the date of the applicable annual meeting by mail, press release or otherwise more than 70 days prior to the meeting, we must receive the notice no later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination, all as set forth in the amended and restated by-laws. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements. We have not publicly announced the date of the 2007 annual meeting prior to the mailing of this notice and proxy statement. Accordingly, an appropriate notice from a stockholder regarding nominations for director to be acted on at the 2007 annual meeting must be received within ten days of this mailing.

By Order of the Board of Directors,

MICHAEL WEINSTOCK

Chairman

April 27, 2007

THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

GRILL CONCEPTS, INC.

AUDIT COMMITTEE CHARTER

(AMENDED FEBRUARY 19, 2004)

PURPOSE

The purpose of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities for (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the company’s independent auditors. The audit committee will also prepare the report that SEC rules require be included in the company’s annual proxy statement.

AUTHORITY

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

•	Appoint, compensate, and oversee the work of the public accounting firm employed by the organization to conduct the annual audit. This firm will report directly to the audit committee.

•	Resolve any disagreements between management and the auditor regarding financial reporting.

•	Pre-approve all auditing and permitted non-audit services performed by the company’s external audit firm.

•	Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation and approve related fees and retention terms.

•	Seek any information it requires from employees—all of whom are directed to cooperate with the committee’s requests—or external parties.

•	Meet with company officers, external auditors, or outside counsel, as necessary.

•

The committee may delegate authority to subcommittees, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full committee at its next scheduled meeting.

•	Review and pre-approve all related party transaction as defined by, and in accordance with, applicable Nasdaq requirements.

MEMBERSHIP

The audit committee will consist of at least three members of the board of directors. The board will appoint committee members and the committee chair.

Each committee member will be both independent and financially literate, as determined in accordance with the requirements of The Nasdaq Stock Market (“Nasdaq”) and applicable federal law. At least one member shall qualify and be designated as the “audit committee financial expert,” as defined by applicable legislation and regulation. No committee member shall simultaneously serve on the audit committees of more than two other public companies.

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately, periodically, with management and with external auditors. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The committee will carry out the following responsibilities:

FINANCIAL STATEMENTS

•	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

•	Complex or unusual transactions and highly judgmental areas

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company

•

Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements

•

Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

•

Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the company’s internal controls.

•

Discuss earnings press releases (particularly use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The audit committee does not need to discuss each release in advance.

INTERNAL CONTROL

•	Consider the effectiveness of the company’s internal control system, including information technology security and control.

•

Understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

EXTERNAL AUDIT

•	Review the external auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit.

•	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the committee will:

•

At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company

•	Take into account the opinions of management.

•	Review and evaluate the lead partner of the independent auditor.

•	Present its conclusions with respect to the external auditor to the Board.

•	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

•	Present its conclusions with respect to the independent auditor to the full board

•	Set clear hiring policies for employees or former employees of the independent auditors

•	On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

COMPLIANCE

•

Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•

Establish procedures for: (i) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters; and (ii) The confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.

•	Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.

•	Obtain regular updates from management and company legal counsel regarding compliance matters.

REPORTING RESPONSIBILITIES

•

Regularly report to the board of directors about committee activities and issues that arise with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, and the performance of the internal audit function.

•	Provide an open avenue of communication between the external auditors, and the board of directors.

•

Report annually to the shareholders, describing the committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

•	Review any other reports the company issues that relate to committee responsibilities.

OTHER RESPONSIBILITIES

•	Discuss with management the company’s major policies with respect to risk assessment and risk management

•	Perform other activities related to this charter as requested by the board of directors.

•	Institute and oversee special investigations as needed.

•	Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

•	Confirm annually that all responsibilities outlined in this charter have been carried out.

•	Evaluate the committee’s and individual members’ performance at least annually.

APPENDIX B

GRILL CONCEPTS, INC.

Compensation Committee Charter

(Adopted April 2007)

PURPOSE

The role of the committee is to establish and oversee the compensation policies and practices of Grill Concepts, Inc. on behalf of the Board of Directors. The committee will discharge the duties of the Board of Directors, to the extent delegated to the committee, and approve or make recommendations to the Board of Directors, with respect to compensation of the Company’s executives. The committee will produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and any exchange on which the Company’s stock is then listed. The committee does not have any authority with regard to the compensation arrangements for members of the Board of Directors who are not employees, which arrangements must be authorized by the Board of Directors but may provide input regarding compensation arrangements for non-employee members of the Board of Directors.

MEMBERSHIP

The Compensation Committee shall consist of at least three members. Members of the committee are appointed by the Board of Directors from time to time and may be removed by the Board of Directors at any time. Each member of the committee shall be an “independent director” as determined by the Board of Directors in accordance with the applicable rules of the SEC and any exchange on which the Company’s securities. All committee members shall also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. Committee members shall be chosen based on their competence and ability to add substance to the deliberations of the committee.

Compensation Committee members shall devote sufficient attention to their duties to enable them to fully understand the environment in which the Company’s compensation program operates as well as to understand and apply principles of competitive compensation practice. The Chairperson shall be responsible for making regular reports to the Board of Directors.

MEETINGS

The committee will meet at least annually, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, consultants or others to attend meetings and provide pertinent information, as necessary; provided, however, that the CEO may not be present at any meeting where voting or deliberations take place with respect to the CEO’s compensation. It will meet separately, periodically, with management. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

•

Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of these goals and objectives after giving due consideration to the input of the Board, and provide a report thereon to the Board.

•

Annually review and recommend to the Board all compensation arrangements, including base salary, incentive compensation and long-term compensation, for the CEO. The independent members of the Board have the sole responsibility for approving such compensation arrangements. In recommending long-term incentive compensation of the CEO, the Committee will consider the Company’s performance, relative stockholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years.

•

Annually review and approve all compensation arrangements, including base salary, incentive compensation and long-term incentive compensation, for all officers of the company (other than the CEO) who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. The committee shall approve the date of any equity-based or equity-related awards to Section 16 Officers.

•

Annually review and determine the senior management compensation structure, approve any material proposed changes in the senior management incentive compensation programs, and approve any senior management compensation arrangements other than salary and short and long term incentive awards.

•

Administer the Company’s long term incentive plans, including all stock option plans, and select employees to whom awards will be granted, determine the types of awards, and the number of shares covered, set the date, terms, conditions and provisions of such awards and cancel or suspend awards.

•

The committee may choose to make adjustments to the short term or long term incentive plans targets or awards to eliminate the effect of certain unplanned events, accounting adjustments, or extraordinary items. Adjustments, if any, are intended to ensure that award payments reflect the operating results of the Company and are not inflated or deflated artificially.

•

Review all proposed new employee benefit plans, trusts and insurance agreements maintained by the Company for its employees (the “Plans”), the termination of, actions to be taken under or changes in the Plans (authority over which has not been delegated by the Board of Directors to Company officers or committees of such officers) and approve presentation of such proposals to the Board of Directors.

•

The CEO shall annually review with the committee the senior management succession arrangements in order to ensure there is a sufficient pool of qualified internal candidates to fill senior management positions.

•

Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans that are appropriate for action by the Board of Directors under applicable SEC and exchange rules.

•	Monitor the disclosure regarding compensation matters in the Company’s proxy statement.

•	Regularly report to the Board on the committee’s activities.

DELEGATION

The committee may delegate its duties and responsibilities to a subcommittee consisting of one or more members of the committee, or to senior officers of the Company. Any delegation may be made only to the extent permitted by SEC rules, exchange rules and applicable law. The committee may not, however, delegate any of its duties and responsibilities with regard to (i) compensation arrangements, including salary and short term and long term incentive awards, with respect to the Chief Executive Officer and any Section 16 Officer, or (ii) the Company’s annual proxy statement.

COMPENSATION CONSULTANTS

The committee may obtain advice and assistance, as needed, from internal or external legal, accounting, search firms, compensation specialists or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

ANNUAL PERFORMANCE EVALUATION

The committee shall conduct an annual review of the committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

GRILL CONCEPTS, INC.

11661 San Vicente Blvd., Suite 404

Los Angeles, California 90049

Proxy for Annual Meeting of Shareholders

to be held on June 20, 2007

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Philip Gay and Michael Weinstock, and each of them, as Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at an Annual Meeting of Shareholders (the “Meeting”) of Grill Concepts, Inc., a Delaware corporation (the “Company”), on June 20, 2007, at 10:00 a.m., or at any adjournment or adjournments thereof, in the manner designated below, all of the shares of the Company’s common stock that the undersigned would be entitled to vote if personally present.

(1)	Election of directors:

☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION: To withhold authority to vote for any individual nominees, strike a line through the nominee’s name in the list below.

Robert Fell	Philip Gay	Glenn Golenberg	Stephen Ross

Bruce Schwartz	Robert Spivak	Michael Weinstock

(2)	Proposal to ratify the appointment of Moss Adams LLP as the Company’s independent certifying accountants.

☐   FOR                                ☐  AGAINST                             ☐  ABSTAIN

(3)	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

☐  GRANT AUTHORITY                                                   ☐  WITHHOLD AUTHORITY

(Continued on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3, FOR MANAGEMENT’S NOMINEES FOR DIRECTOR LISTED IN THIS PROXY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

DATED:                                                          , 2007

Signature:

Signature if held jointly:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE